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                                                                  Exhibit (a)(4)

                                 Firepond, Inc.
                                890 Winter Street
                          Waltham, Massachusetts 02451


                                  July __, 2001

Dear option holder:

           On behalf of Firepond, Inc. (the "Company"), I am writing to provide you with the results of the Company's recent offer to exchange (the "Offer") outstanding options (the "Old Options") granted under the Company's option plans for new options the Company will grant under its stock option plans (the "New Options"). The Offer was consummated pursuant to the terms and conditions in the Company's offer to exchange dated June 26, 2001 (the "Offer of Exchange") and the related letter of transmittal.

           The Offer expired at 12:00 midnight, Eastern Time, on July __, 2001. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange on July ___, 2001 tendered Old Options exercisable for a total of ____________ shares of common stock and canceled all such Old Options.

           The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of shares of common stock (the "Option Shares") set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive a New Option(s) exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which the Company issues such New Option(s). Also, in accordance with the terms of the Offer, the terms and conditions of the New Option(s) will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that:

           - the per share exercise price under the New Option(s) will be equal to the fair market value of the Common Stock on the date the Company grants the New Option(s);

           - a portion of the New Option(s), as set forth on Attachment A, will be vested and exercisable on the grant date; and

           - the remaining New Option(s) will vest monthly over a three-year period that will begin on the date the Company grants the New Option(s).

           In accordance with the terms and subject to the conditions of the Offer, the Company will grant you the New Option(s) on or about July ___, 2001. At that time, as described in the Offer to Exchange, you will receive a New Option agreement(s) that will be executed by you and the Company.

           In accordance with the terms of the Offer, you must be an employee or director of the Company or one of its subsidiaries from the date you tendered Old Options through the date the Company grants the New Options to receive your New Option; provided that if the Company terminates your services are involuntarily terminated after the acceptance date, solely for the purposes of the Offer, you will be treated as if your services continued through the date the Company grants the New Options. If for any reason you voluntarily terminate your service as an employee or director, you will not receive a New Option or any other consideration for the Old Options tendered by you and canceled by the Company. Participation in the Offer does not confer upon you the right to remain in the employ of or to continue to provide services to, the Company or any of its subsidiaries.

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           If you have any questions about your rights in connection with the grant of a New Option(s), please call Margot Oertel at (781) 487-8463.



                                         Sincerely,

                                         Paul K. McDermott


                                       2
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                                  Attachment A

                             [NAME OF OPTION HOLDER]

  Total Number of Option Shares                                          Number of Option Shares       Number of Option Shares that
           Subject to                       Plan Under Which           Subject to New Option(s) to    will be Vested and Exercisable
         Tendered Option             New Option(s) will be Granted          be Granted to You                on the Grant Date
  -----------------------------      -----------------------------     ---------------------------    ------------------------------

  -----------------------------      -----------------------------     ---------------------------    ------------------------------
  -----------------------------      -----------------------------     ---------------------------    ------------------------------
  -----------------------------      -----------------------------     ---------------------------    ------------------------------
  -----------------------------      -----------------------------     ---------------------------    ------------------------------


* Note that the Company did not issue any New Options exercisable for fractional shares. Instead, the Company rounded down to the nearest whole number.